Exhibit 99.1

ABIOMED Announces Completion of Its Acquisition of Impella CardioSystems AG

DANVERS, Mass. (May 10, 2005) - ABIOMED, Inc. (NASDAQ: ABMD) a manufacturer of products for circulatory care and support, today announced the completion of its acquisition of Impella CardioSystems AG, a privately held company located in Aachen, Germany, as of May 10, 2005.

ABIOMED has acquired all of the outstanding capital stock of Impella for approximately 4.04 million shares of ABIOMED common stock and approximately $1.8 million in cash. As previously announced, ABIOMED may also make additional contingent payments to Impella shareholders based on stock price performance, unit sales and FDA approval milestones. The contingent payments range on a scale from zero dollars to approximately $29 million.

About ABIOMED
Based in Danvers, Massachusetts, ABIOMED, Inc. (pronounced “AB’-EE-O-MED”) is a leading developer, manufacturer and marketer of medical products designed to assist or replace the pumping function of the failing heart. ABIOMED, which currently sells the BVS® 5000 Biventricular Support System and the AB5000™ Circulatory Support System, is the market leader in devices for the temporary support of patients with failing but potentially recoverable hearts. ABIOMED is also pursuing initial FDA market approval for the AbioCor® Implantable Replacement Heart under a Humanitarian Device Exemption to treat a defined subset of irreversible end-stage heart failure patients. For additional information about ABIOMED, please visit www.abiomed.com.

About Impella CardioSystems AG
Impella CardioSystems AG, based in Aachen, Germany, develops, manufactures and markets minimally invasive cardiovascular support systems for numerous indications in the fields of cardiology and coronary surgery. The company’s technology is protected by more than 20 European and international patents, and currently employees 50 individuals. For additional information about Impella, please visit www.impella.com.

This Release contains forward-looking statements, including statements regarding the Impella transaction, the development of ABIOMED’s existing and new products, the Company’s progress toward commercial growth, and future opportunities. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including difficulties in integrating the newly acquired business and new personnel into our existing operations, undisclosed or unanticipated expenses or liabilities associated with the acquisition, acquisition costs, uncertainties associated with development, testing and related regulatory approvals, anticipated future earnings or losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

###

Contact:
Brian Ritchie
Noonan Russo
(212) 845-4269
brian.ritchie@eurorscg.com